[ASHLAND PARTNERS & COMPANY LLP LETTERHEAD]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the WCM International Fund Prospectus dated May 31, 2011 in regard to our verification of WCM Investment Management’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ JESSICA PARKER

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
February 28, 2011